Exhibit 10.17

NimbleGen Systems LLC

505 S. Rosa Road

Madison, Wisconsin 53719

February 14, 2000

Mr. Emile Nuwaysir

5170 Anton Drive

Apartment 1

Fitchburg, WI 53719

Mr. Emile Nuwaysir:

This letter will confirm our agreement with respect to your employment relationship with NimbleGen Systems LLC (the “Company”). We have agreed as follows:

1. Employment Period.

(a) Employment and Duties. Beginning 21 February, 2000, you will be employed by the Company on a full-time basis upon the terms and conditions herein set forth. During the term of your employment by the Company, you shall perform such duties as are assigned to you from time to time by the Manager of the Company, and you agree to devote your best efforts and all of your business time, attention and skill to the business and affairs of the Company.

(b) Employment Compensation. During the first two years of the term of your employment, the Company will pay you a salary equal to Seventy Two Thousand Five Hundred Dollars ($72,500) per year, as may be increased from time to time by the Company. Beginning 21 February, 2002, and continuing for the term of your employment, the Company will pay you a salary equal to Eighty Thousand Dollars ($80,000) per year, as may be increased from time to time by the Company. Your salary will be paid in arrears in substantially equal monthly installments, in accordance with the normal payroll practices of the Company.

Mr. Emile Nuwaysir

14 February, 2000

(c) Benefits and Vacation Pay. During the term of your employment with the Company, you will be entitled to two (2) weeks of paid vacation per year, or such greater amount as the Company may from time to time establish. Except as otherwise required by law, you will not receive any employee benefits or perquisites from the Company, including, but not limited to, medical insurance.

(d) Relocation Expenses. In order to ensure your comfortable relocation to Madison, the Company will provide payment for reasonable moving expenses, including packing and transportation of household goods, not to exceed $ 2,000.

3. Equity. Concurrently with the execution and delivery of this Agreement and in connection with your employment relationship with the Company, the Company is granting to you 10,000 Class A Units in accordance with that certain Grant Agreement of even date herewith among you and the Company.

4. Obligations. In further consideration for the payments to be made and benefits to be provided to you, you agree as follows:

(a) Nondisclosure.

(i) You will not, directly or indirectly, at any time during the term of your employment with the Company, or during the one-year period following the termination of your employment with the Company, use for yourself or others, or disclose to others, any Confidential Information, whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (a) you first secure written consent of the Company to such disclosure or use, (b) the same shall have lawfully become a matter of public knowledge other than by

Mr. Emile Nuwaysir

14 February, 2000

your act or omission, or (c) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Company of such disclosure. “Confidential Information” shall mean all information (whether or not in written form) which relates to the Company and which is not known to the public generally (absent your disclosure), including, without limitation, any product offered or under development by the Company (including without limitation, any technical information, know-how, or manufacturing or engineering specifications, components or procedures) or any other confidential information regarding the Company’s business (including, without limitation, confidential knowledge, operating instructions, competitive strategies, litigation files, customer lists, financial data, and personnel-related information). Notwithstanding the foregoing, this Subsection 4(a)(i) shall not apply following the termination of your employment with the Company if your employment with the Company is terminated by the Company for any reason other than for Cause.

(ii) You agree that upon the termination of your employment with the Company you will promptly surrender to the Company any documents, materials, or computer or other electronic records containing any Confidential Information which are in your possession or under your control.

(iii) Notwithstanding the foregoing, you agree that this Subsection 4(a) will not be construed to in any way limit the Company’s rights to protect

Mr. Emile Nuwaysir

14 February, 2000

confidential information which constitutes trade secrets under applicable trade secrets law even after the one-year period (if applicable) stated above.

(b) Disclosure and Assignment of Inventions. You agree to disclose promptly and fully to the Company all inventions, improvements or discoveries made or conceived by you, solely or jointly with others, at any time during the term of your employment by the Company, whether or not developed on your own time or with the Company’s resources. All right, title and interest in and to such inventions, improvements and discoveries will belong exclusively to the Company, and you agree to execute and deliver whatever documentation may be requested by the Company to confirm such ownership. You also agree to assist the Company during the term of your employment by the Company in every way (at the Company’s expense, including reimbursement for lost wages) (i) to obtain patents for such inventions in any and all countries, and (ii) in any controversy or legal proceeding relating to such inventions, improvements or discoveries, or to the patents resulting therefrom.

(c) Nonsolicitation of Employees. You will not, directly or indirectly, at any time during the term of your employment by the Company, or during the one-year period following the termination of your employment by the Company, induce, solicit, entice or procure any person now employed or hereafter employed during the term of your employment by the Company to leave such employment so as to accept employment elsewhere.

(d) Injunction. You recognize that irreparable and incalculable injury will result to the Company and its businesses and properties in the event of your breach of any of the restrictions imposed by Subsections 4(a), 4(b), or 4(c), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in

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14 February, 2000

addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

(e) Cause. Termination by the Company of your employment with the Company for “Cause” will mean termination upon (i) your repeated failure to perform work reasonably assigned to you in a competent, diligent and satisfactory manner as determined by the Board of Directors in its reasonable judgment, (ii) your commission of any material act of dishonesty or disloyalty involving the Company, (iii) your chronic absence from work other than by reason of a serious health condition, (iv) your commission of a crime which substantially relates to the circumstances of your position with the Company or which has a material adverse effect on the business of the Company, or (v) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company. For purposes of this Subsection 4(e), no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.

5. Indemnification. The Company agrees to indemnify you and hold you harmless from and against any loss, cost, expense or other damage (including without limitation reasonable attorneys’ fees) incurred by you in connection with any claim brought by a third party to which you are a party because of your position as an employee of the Company, including claims of patent infringement, unless such loss, cost, expense or other damage arises out of your breach or failure to perform a duty you owe to the Company and the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the Company in

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14 February, 2000

connection with a matter in which you have a material conflict of interest, (ii) a violation of criminal law, unless you have reasonable cause to believe that your conduct was lawful or no reasonable cause to believe that your conduct was unlawful, (iii) a transaction in which you derived an improper personal profit, or (iv) willful misconduct.

6. Successors; Binding Agreement. This letter agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Previous Agreement. This letter, upon acceptance by you, expressly supersedes any and all previous agreements or understandings relating to your employment by the Company, and all such agreements and understandings shall, as of the date of your acceptance, have no further force or effect.

8. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company.

9. Withholding. The amounts payable to you hereunder are stated before deductions, if any, required to be made by the Company under applicable law.

10. No Right to Remain Employed. Nothing contained in this letter, or the Grant Agreement of even date among you and the Company, will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time for any reason or for no reason, subject to the obligations of the Company as set forth in this letter.

Mr. Emile Nuwaysir

14 February, 2000

If this letter correctly sets forth your understanding of our agreement, please sign and return one copy where indicated below to confirm our agreement with respect to the subject matter of this letter.

Sincerely, NIMBLEGEN SYSTEMS LLC

By:	/s/ Robert J. Palay
For NimbleGen Systems LLC

Agreed this 14th day of February, 2000.

/s/ Emile F. Nuwaysir
Emile Nuwaysir

NimbleGen Systems Inc.

505 S. Rosa Road

Madison, Wisconsin 53719

August 30, 2000

Mr. Emile Nuwaysir

2022 Madison Street

Madison, WI 53711

Mr. Emile Nuwaysir:

This letter will confirm our agreement with respect to your employment relationship with NimbleGen Systems Inc. (the “Company”), to be effective upon the closing under that certain Exchange Agreement of even date herewith (the “Exchange Agreement”) among the Company and certain entities and individuals, including you, and the subsequent dissolution of NimbleGen Systems LLC. You have previously agreed to certain terms of employment with NimbleGen Systems LLC in a letter dated February 14, 2000 (the “Prior Agreement”). We have agreed that the terms of such letter shall govern your employment with the Company (and the term “Company” as used in such agreement will refer to NimbleGen Systems Inc.); provided, however, that:

1. Paragraph 3 of the Prior Agreement shall be deleted in its entirety. Pursuant to the Exchange Agreement, the Company is issuing to you 10,000 shares of Common Stock, which shall be held subject to that certain Restricted Stock Agreement of even date herewith among you and the Company.

2. Any references to the Grant Agreement in the Prior Agreement shall be replaced by references to the Restricted Stock Agreement.

Mr. Emile Nuwaysir

14 February, 2000

3. Any references to the Manager in the Prior Agreement shall be replaced by references to the President.

If this letter correctly sets forth your understanding of our agreement, please sign and return one copy where indicated below to confirm our agreement with respect to the subject matter of this letter.

Sincerely, NIMBLEGEN SYSTEMS INC.

By:

Agreed this          day of

                        , 2000.

Emile Nuwaysir